                            HUNTINGTON ATHLETIC CLUB
                             2408 DUCK POND CIRCLE
                          MORRISVILLE, NORTH CAROLINA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 12, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  HUNTINGTON ATHLETIC CLUB
     2408 DUCK POND CIRCLE
     MORRISVILLE, WAKE COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 212 units with a total of 206,208 square feet of rentable area. The improvements were built in 1985. The improvements are situated on 22.48 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 12, 2003 is:

                                  ($9,400,000)

                                  Respectfully submitted,

                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  -s- Frank Fehribach
                                  ------------------------------------
June 30, 2003                     Frank Fehribach, MAI
#053272                           Managing Principal, Real Estate Group
                                  North Carolina Temporary Practice Permit #2578

Report By:
Jimmy Pat James, MAI
North Carolina Temporary Practice Permit #2603

Assisted By:
J. Chad Walker

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.........................................................    4
Introduction..............................................................    9
Area Analysis.............................................................   11
Market Analysis...........................................................   14
Site Analysis.............................................................   16
Improvement Analysis......................................................   16
Highest and Best Use......................................................   17

                                    VALUATION

Valuation Procedure.......................................................   18
Sales Comparison Approach.................................................   20
Income Capitalization Approach............................................   26
Reconciliation and Conclusion.............................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

            EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                             Huntington Athletic Club
LOCATION:                                  2408 Duck Pond Circle
                                           Morrisville, North Carolina

INTENDED USE OF ASSIGNMENT:                Court Settlement

PURPOSE OF APPRAISAL:                      "As Is" Market Value of the Fee
                                           Simple Estate
INTEREST APPRAISED:                        Fee simple estate

DATE OF VALUE:                             May 12, 2003
DATE OF REPORT:                            June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

   Size:                                   22.48 acres, or 979,229 square feet
   Assessor Parcel No.:                    745700672
   Floodplain:                             Community Panel No. 37183C0291E
                                           (March 3, 1992) Flood Zone X, an area
                                           outside the floodplain.

   Zoning:                                 RM (Residential Multi-family)

BUILDING:
   No. of Units:                           212 Units
   Total NRA:                              206,208 Square Feet
   Average Unit Size:                      973 Square Feet
   Apartment Density:                      9.4 units per acre
   Year Built:                             1985

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                               Market Rent
                   Square   -----------------   Monthly      Annual
   Unit Type        Feet    Per Unit   Per SF    Income      Income
---------------------------------------------------------------------
1Br/1Ba - Type 1      712     $499     $ 0.70   $ 11,976   $  143,712
1Br/1Ba - Type 2      764     $509     $ 0.67   $ 12,216   $  146,592
1Br/1Ba - Type 3      777     $569     $ 0.73   $ 20,484   $  245,808
1Br/1Ba - Type 4      810     $589     $ 0.73   $  9,424   $  113,088
2Br/1Ba             1,003     $669     $ 0.67   $ 10,704   $  128,448
2Br/1.5Ba           1,036     $689     $ 0.67   $ 15,158   $  181,896
2Br/2Ba - Type 1    1,075     $739     $ 0.69   $ 14,780   $  177,360
2Br/2.5Ba           1,296     $799     $ 0.62   $  1,598   $   19,176
2Br/2Ba - Type 2    1,166     $769     $ 0.66   $ 15,380   $  184,560
3Br/2Ba - Type 1    1,295     $809     $ 0.62   $ 12,944   $  155,328
3Br/2Ba - Type 2    1,430     $949     $ 0.66   $ 15,184   $  182,208
                                       Total    $139,848   $1,678,176

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

OCCUPANCY:                 95%
ECONOMIC LIFE:             45 Years
EFFECTIVE AGE:             15 Years
REMAINING ECONOMIC LIFE:   30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - PROPERTY SIGN PICTURE] [EXTERIOR - OFFICE/ATHLETIC FACILITY PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
   As Vacant:               Hold for future multi-family development
   As Improved:             Continuation as its current use

METHOD OF VALUATION:        In this instance, the Sales Comparison and Income
                            Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                      Amount            $/Unit
---------------------                      ------            ------
Potential Rental Income                  $1,678,176          $7,916
Effective Gross Income                   $1,611,762          $7,603
Operating Expenses                       $  736,728          $3,475           45.7% of EGI
Net Operating Income:                    $  822,034          $3,878

Capitalization Rate                            8.75%
DIRECT CAPITALIZATION VALUE              $9,400,000 *       $44,340 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                           10 years
2002 Economic Vacancy                    10%
Stabilized Vacancy & Collection Loss:    8%
Lease-up / Stabilization Period          N/A
Terminal Capitalization Rate             9.00%
Discount Rate                            10.50%
Selling Costs                            3.00%
Growth Rates:
   Income                                3.00%
   Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE               $9,400,000 *        $44,340 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $9,400,000          $44,340 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)    $61,500 to $79,058
   Range of Sales $/Unit (Adjusted)      $42,766 to $47,435
VALUE INDICATION - PRICE PER UNIT        $9,700,000 *        $45,755 / UNIT

EGIM ANALYSIS

   Range of EGIMs from Improved Sales     6.73 to 7.54
   Selected EGIM for Subject                      6.00
   Subject's Projected EGI                $  1,611,762
EGIM ANALYSIS CONCLUSION                  $  9,600,000 *     $45,283 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION          $  9,500,000 *     $44,811 / UNIT

RECONCILED SALES COMPARISON VALUE         $  9,600,000       $45,283 / UNIT

----------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                        $9,700,000
   NOI Per Unit                          $9,500,000
   EGIM Multiplier                       $9,600,000
INDICATED VALUE BY SALES COMPARISON      $9,600,000          $45,283 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:         $9,400,000
   Discounted Cash Flow Method:          $9,400,000

INDICATED VALUE BY THE INCOME APPROACH   $9,400,000          $44,340 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $9,400,000          $44,340 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2408 Duck Pond Circle, Morrisville, Wake County, North Carolina. Morrisville identifies it as 745700672.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by J. Chad Walker on May 12, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. J. Chad Walker assisted Jimmy Pat James, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI and J. Chad Walker have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 12, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

    MARKETING PERIOD:       6 to 12 months
    EXPOSURE PERIOD:        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Integrated Resources National Property Investors 8. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Morrisville, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Chapel Hill Road
West  - State Route 55
South - High House Road
North - Morrisville Carpenters Road

MAJOR EMPLOYERS

Major employers in the subject's area include MCI Telecommunications; Nortel; Cisco Systems; IBM; State of North Carolina; Wake County Public School; North Carolina State University; Wake County: and the City of Raleigh. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                              ------------------------------------------
CATEGORY                      1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS       MSA
--------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  7,202         39,173         90,922     1,249,659
5-Year Population                   9,379         51,429        112,101     1,408,794
% Change CY-5Y                       30.2%          31.3%          23.3%         12.7%
Annual Change CY-5Y                   6.0%           6.3%           4.7%          2.5%

HOUSEHOLDS
Current Households                  2,834         14,173         34,609       484,776
5-Year Projected Households         3,634         18,363         42,124       545,189
% Change CY - 5Y                     28.2%          29.6%          21.7%         12.5%
Annual Change CY-5Y                   5.6%           5.9%           4.3%          2.5%

INCOME TRENDS
Median Household Income       $   101,325    $   104,015    $    92,776    $   55,832
Per Capita Income             $    42,269    $    37,557    $    34,204    $   25,814
Average Household Income      $   110,431    $   102,556    $    90,117    $   66,544

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                 AREA
                              ------------------------------------------
CATEGORY                      1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS    MSA
---------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting           31.91%         27.93%         29.72%     33.18%
5-Year Projected % Renting        30.84%         27.80%         29.25%     32.28%

% of Households Owning            63.31%         69.76%         67.51%     61.69%
5-Year Projected % Owning         65.07%         70.24%         68.21%     63.00%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Redevelopment for parks and recreation
South - Morrisville Community Center
East  - Single-family residential subdivision
West  - Apartments

CONCLUSIONS

The subject is well located within the city of Morrisville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Morrisville in Wake County. The overall pace of development in the subject's market is more or less stable. Reed Development has begun construction on a 156-unit complex at Village Green and Lake Wheeler Road. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period     Region    Submarket
------------------------------
 1Q01       8.1%        8.6%
 3Q01       9.6%       10.4%
 1Q02      12.5%       15.0%
 3Q02      12.0%        9.8%
 1Q03      12.6%       10.5%

Source:REAL DATA Real Estate Information Services Apartment Index 1Q03

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The Raleigh-Durham apartment as a whole is reporting a high vacancy rate of 12.6% for 1Q03. Vacancy rates in the Triangle (Raleigh, Durham, Chapel Hill) area have steadily been rising since 1996, according to REAL DATA Real Estate Information Services Apartment Index 1Q03. In contrast, the Raleigh-Southwest Submarket is posting vacancy rates of 10.5%. This submarket is the second largest in the Triangle and includes the rapidly growing areas of Cary, Morrisville and Apex.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period     Region     % Change    Submarket   % Change
------------------------------------------------------
 1Q01       $746           -        $ 830          -
 3Q01       $763         2.3%       $ 840        1.2%
 1Q02       $764         0.1%       $ 826       -1.7%
 3Q02       $761        -0.4%       $ 817       -1.1%
 1Q03       $758        -0.4%       $ 803       -1.7%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                             COMPETITIVE PROPERTIES

No.             Property Name        Units   Ocpy.   Year Built          Proximity to subject
----------------------------------------------------------------------------------------------------
R-1       Archstone @ Preston         388     96%       2000      1.5 miles east of the subject
R-2       Cross Timbers               253     88%       1999      0.15 miles west of the subject
R-3       Legends @ Preston           382     97%       2000      0.75 mile northeast of the subject
R-4       Crabtree Crossing           208     75%       1999      1 mile northeast of the subject
R-5       Treybrooke                  200     89%       1989      1.25 miles north of the subject
Subject   Huntington Athletic Club    212     95%       1985

The Raleigh-Southwest submarket, as well as the Triangle as a whole, has experienced declining apartment rental rates over the past two years. This is due in part to the economic slowdown of the national economy and low interest rates currently being offered. As of 1Q03, the average rental rate for the Southwest submarket was $803, which is $45 above the Region at $758. However, rates are currently stabilizing and remain at these levels in the short-term. As the national economy improves so should contract rental rates.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   22.48 acres, or 979,229 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           37183C0291E, dated March 3, 1992
    Flood Zone                Zone X
  Zoning                      RM, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                         ASSESSED VALUE - 2002
                --------------------------------------   TAX RATE /   PROPERTY
PARCEL NUMBER      LAND        BUILDING       TOTAL      MILL RATE      TAXES
------------------------------------------------------------------------------
745700672       $1,696,000   $10,463,711   $12,159,711    0.01069     $129,971

IMPROVEMENT ANALYSIS

  Year Built                 1985

  Number of Units            212
  Net Rentable Area          206,208 Square Feet
  Construction:
    Foundation               Reinforced concrete slab
    Frame                    Heavy or light wood
    Exterior Walls           Wood or vinyl siding

    Roof                     Composition shingle over a wood truss structure
  Project Amenities          Amenities at the subject include a swimming pool,
                             spa/jacuzzi, basketball court, sand volleyball, tennis court, gym room, and parking area.

  Unit Amenities             Individual unit amenities include a garage,
                             balcony, fireplace, cable TV connection and washer dryer connection. Appliances available each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION PAGE 17
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

Unit Mix:

                                     Unit Area
   Unit Type       Number of Units   (Sq. Ft.)
----------------------------------------------
1Br/1Ba - Type 1         24              712
1Br/1Ba - Type 2         24              764
1Br/1Ba - Type 3         36              777
1Br/1Ba - Type 4         16              810
2Br/1Ba                  16            1,003
2Br/1.5Ba                22            1,036
2Br/2Ba - Type 1         20            1,075
2Br/2.5Ba                 2            1,296
2Br/2Ba - Type 2         20            1,166
3Br/2Ba - Type 1         16            1,295
3Br/2Ba - Type 2         16            1,430

Overall Condition           Average
Effective Age               15 years
Economic Life               45 years
Remaining Economic Life     30 years
Deferred Maintenance        None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1985 and consist of a 212-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                VALUATION PROCEDURE PAGE 18
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                VALUATION PROCEDURE PAGE 19
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 21
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                         COMPARABLE                       COMPARABLE
         DESCRIPTION                       SUBJECT                         I - 1                            I - 2
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                  Huntington Athletic Club      Westover Hills                 Cottages of Stonehenge

LOCATION:

  Address                        2408 Duck Pond Circle         10 Westover Hills Drive        7600 Falcon Rest Circle

  City, State                    Morrisville, North Carolina   Cary, North Carolina           Raleigh, North Carolina
  County                         Wake                          Wake                           Wake
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         206,208                       277,838                        235,400
  Year Built                     1985                          1995                           1986
  Number of Units                212                           288                            188
  Unit Mix:                            Type            Total         Type             Total            Type              Total
                                 1Br/1Ba - Type 1        24    1Br/1Ba - Type 1         52    2Br/2.5Ba                   139
                                 1Br/1Ba - Type 2        24    1Br/1Ba - Type 2         36    3Br/2.5Ba                    49
                                 1Br/1Ba - Type 3        36    1Br/1Ba - Type 3         20
                                 1Br/1Ba - Type 4        16    1Br/1Ba - Type 4         24
                                 2Br/1Ba                 16    2Br/2Ba - Type 1         54
                                 2Br/1.5Ba               22    2Br/2Ba - Type 2         20
                                 2Br/2Ba - Type 1        20    2Br/2Ba - Type 3         52
                                 2Br/2.5Ba                2    3Br/2Ba                  30
                                 2Br/2Ba - Type 2        20
                                 3Br/2Ba - Type 1        16
                                 3Br/2Ba - Type 2        16

  Average Unit Size (SF)         973                           965                            1,252
  Land Area (Acre)               22.4800                       32.7000                        19.5100
  Density (Units/Acre)           9.4                           8.8                            9.6
  Parking Ratio (Spaces/Unit)    2.31                          N/A                            N/A
  Parking Type (Gr., Cov., etc.) Open                          Open                           Open
CONDITION:                       Average                       Good                           Good
APPEAL:                          Average                       Good                           Good
AMENITIES:
  Pool/Spa                       Yes/Yes                       Yes/Yes                        Yes/Yes
  Gym Room                       Yes                           Yes                            Yes
  Laundry Room                   No                            No                             Yes
  Secured Parking                No                            No                             No
  Sport Courts                   No                            Yes                            Yes
  Washer/Dryer Connection        Yes                           Yes                            Yes
  Private Pond                   Yes                           No                             No
  Other
OCCUPANCY:                        95%                           98%                            91%
TRANSACTION DATA:
  Sale Date                                                    July, 2002                     July, 2002
  Sale Price ($)                                               $20,000,000                    $13,400,000
  Grantor                                                      SC Westover Hills Inc.         Daniel Mid-Atlantic Properties II
  Grantee                                                      Rayman Associates Saginaw      Sterling Apartments LLC
                                                               LTD Partnership
  Sale Documentation                                           Book 8939, Page 2303           Book 9505, Page 0045
  Verification                                                 Wake County Records            Wake County Records
  Telephone Number
ESTIMATED PRO-FORMA:                                             Total $   $/Unit     $/SF      Total $   $/Unit    $/SF
                                                               ----------  -------   ------   ----------  -------   -----
  Potential Gross Income                                       $3,030,480  $10,523   $10.91   $1,953,497  $10,391   $8.30
  Vacancy/Credit Loss                                          $   60,610  $   210   $ 0.22   $  175,815  $   935   $0.75
                                                               ----------  -------   ------   ----------  -------   -----
  Effective Gross Income                                       $2,969,870  $10,312   $10.69   $1,777,682  $ 9,456   $7.55
  Operating Expenses                                           $1,187,948  $ 4,125   $ 4.28   $  797,443  $ 4,242   $3.39
                                                               ----------  -------   ------   ----------  -------   -----
  Net Operating Income                                         $1,781,922  $ 6,187   $ 6.41   $  980,239  $ 5,214   $4.16
                                                               ----------  -------   ------   ----------  -------   -----
NOTES:                                                         None                           None

  PRICE PER UNIT                                                           $69,444                        $71,277
  PRICE PER SQUARE FOOT                                                    $ 71.98                        $ 56.92
  EXPENSE RATIO                                                               40.0%                          44.9%
  EGIM                                                                        6.73                           7.54
  OVERALL CAP RATE                                                            8.91%                          7.32%

  Cap Rate based on Pro Forma or Actual Income?                          PRO FORMA                       ACTUAL

                                          COMPARABLE                    COMPARABLE                        COMPARABLE
         DESCRIPTION                        I - 3                          I - 4                            I - 5
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                  Treybrooke                    Legends @ Preston              Marquis @ Preston

LOCATION:
  Address                        201 Treybrooke Drive          1000 Stony Court Circle        2500 Grove Club Lane

  City, State                    Raleigh, North Carolina       Morrisville, North Carolina    Cary, North Carolina
  County                         Wake                          Wake                           Wake
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         228,000                       373,528                        272,959
  Year Built                     1989                          2000                           1996
  Number of Units                200                           382                            292
  Unit Mix:                        Type                Total         Type             Total         Type                Total
                                 1Br/1Ba                 40    1Br/1Ba - Type 1         60    1Br/1Ba - Type 1            36
                                 2Br/1.5Ba               40    1Br/1Ba - Type 2         60    1Br/1Ba - Type 2            72
                                 2Br/2Ba                 80    1Br/1Ba - Type 3          6    1Br/1Ba - Type 3            11
                                 3Br/2.5Ba               40    1Br/1Ba - Type 4         12    1Br/1Ba - Type 4            11
                                                               2Br/2Ba - Type 1         50    2Br/2Ba - Type 1            60
                                                               2Br/2Ba - Type 2         54    2Br/2Ba - Type 2            60
                                                               2Br/2Ba - Type 3         50    2Br/2Ba - Type 3            12
                                                               3Br/2Ba - Type 1         18    2Br/2Ba - Type 4            12
                                                               3Br/2Ba - Type 2         12    2Br/2Ba - Type 5             6
                                                                                              3Br/2Ba                     12

  Average Unit Size (SF)         1,140                         978                            935
  Land Area (Acre)               20.2000                       32.1100                        24.5700
  Density (Units/Acre)           9.9                           11.9                           11.9
  Parking Ratio (Spaces/Unit)    N/A                           N/A                            N/A
  Parking Type (Gr., Cov., etc.) Open                          Open                           Open
CONDITION:                       Good                          Very Good                      Good
APPEAL:                          Good                          Good                           Good
AMENITIES:
  Pool/Spa                       Yes/No                        Yes/Yes                        Yes/Yes
  Gym Room                       Yes                           Yes                            Yes
  Laundry Room                   Yes                           No                             No
  Secured Parking                Yes                           Yes                            Yes
  Sport Courts                   No                            No                             Yes
  Washer/Dryer Connection        Yes                           Yes                            Yes
  Private Pond                   No                            No                             No
  Other
OCCUPANCY:                       92%                           95%                            87%
TRANSACTION DATA:
  Sale Date                      April, 2001                   March, 2001                    December, 2000
  Sale Price ($)                 $12,300,000                   $30,200,000                    $21,756,000
  Grantor                        Richard M. Drew               Legends at Preston LLC         New York Life Insurance Company
  Grantee                        Treybrooke Associates LTD     ERP Operating Limited          FG 92 Deerwood LLC
                                 Partnership                   Partnership
  Sale Documentation             Book 8875, Page 2226          Book 8848, Page 0118           Book 8768, Page 1633
  Verification                   Wake County Records           Wake County Records            Wake County Records
  Telephone Number
ESTIMATED PRO-FORMA:               Total $    $/Unit   $/SF     Total $    $/Unit    $/SF       Total $   $/Unit     $/SF
                                 ----------   ------   -----   ----------  -------   ------   ----------  -------   ------
  Potential Gross Income         $1,937,760   $9,689   $8.50   $4,571,520  $11,967   $12.24   $3,072,042  $10,521   $11.25
  Vacancy/Credit Loss            $  155,021   $  775   $0.68   $  228,576  $   598   $ 0.61   $  180,781  $   619   $ 0.66
                                 ----------   ------   -----   ----------  -------   ------   ----------  -------   ------
  Effective Gross Income         $1,782,739   $8,914   $7.82   $4,342,944  $11,369   $11.63   $2,891,261  $ 9,902   $10.59
  Operating Expenses             $  713,096   $3,565   $3.13   $1,737,178  $ 4,548   $ 4.65   $  993,851  $ 3,404   $ 3.64
                                 ----------   ------   -----   ----------  -------   ------   ----------  -------   ------
  Net Operating Income           $1,069,643   $5,348   $4.69   $2,605,766  $ 6,821   $ 6.98   $1,897,410  $ 6,498   $ 6.95
                                 ----------   ------   -----   ----------  -------   ------   ----------  -------   ------
NOTES:                           None                          None                           None

  PRICE PER UNIT                               $61,500                       $79,058                        $74,507
  PRICE PER SQUARE FOOT                        $ 53.95                       $ 80.85                        $ 79.70
  EXPENSE RATIO                                 40.0%                         40.0%                          34.4%
  EGIM                                          6.90                          6.95                           7.52
  OVERALL CAP RATE                              8.70%                         8.63%                          8.72%

  Cap Rate based on Pro Forma or
     Actual Income?                        PRO FORMA                     PRO FORMA                         ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.          SALES COMPARISON APPROACH  PAGE 22
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $61,500 to $79,058 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $42,766 to $47,435 per unit with a mean or average adjusted price of $44,619 per unit. The median adjusted price is $44,704 per unit. Based on the following analysis, we have concluded to a value of $46,000 per unit, which results in an "as is" value of $9,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                                             COMPARABLE                      COMPARABLE
                 DESCRIPTION                     SUBJECT                        I - 1                           I - 2
------------------------------------------------------------------------------------------------------------------------------------
   Property Name                      Huntington Athletic Club      Westover Hills                Cottages of Stonehenge

   Address                            2408 Duck Pond Circle         10 Westover Hills Drive       7600 Falcon Rest Circle

   City                               Morrisville, North Carolina   Cary, North Carolina          Raleigh, North Carolina
   Sale Date                                                        July, 2002                    July, 2002
   Sale Price ($)                                                   $20,000,000                   $13,400,000
   Net Rentable Area (SF)             206,208                       277,838                       235,400
   Number of Units                    212                           288                           188
   Price Per Unit                                                   $69,444                       $71,277
   Year Built                         1985                          1995                          1986
   Land Area (Acre)                   22.4800                       32.7000                       19.5100
VALUE ADJUSTMENTS                              DESCRIPTION                DESCRIPTION      ADJ.          DESCRIPTION        ADJ.
   Property Rights Conveyed           Fee Simple Estate             Fee Simple Estate        0%   Fee Simple Estate           0%
   Financing                                                        Cash To Seller           0%   Cash To Seller              0%
   Conditions of Sale                                               Arm's Length             0%   Arm's Length                0%
   Date of Sale (Time)                                              07-2002                  0%   07-2002                     0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                         $69,444                         $71,277
   Location                                                         Comparable               0%   Superior                  -20%
   Number of Units                    212                           288                      0%   188                         0%
   Quality / Appeal                   Good                          Superior               -15%   Superior                  -10%
   Age / Condition                    1985                          1995 / Good            -20%   1986 / Good                -5%
   Occupancy at Sale                  95%                           98%                      0%   91%                         0%
   Amenities                          Good                          Comparable               0%   Comparable                  0%
   Average Unit Size (SF)             973                           965                      0%   1,252                      -5%
PHYSICAL ADJUSTMENT                                                                        -35%                             -40%
FINAL ADJUSTED VALUE ($/UNIT)                                               $45,139                         $42,766

                                               COMPARABLE                  COMPARABLE                     COMPARABLE
                 DESCRIPTION                      I - 3                       I - 4                          I - 5
----------------------------------------------------------------------------------------------------------------------------
   Property Name                      Treybrooke                  Legends @ Preston             Marquis @ Preston

   Address                            201 Treybrooke Drive        1000 Stony Court Circle       2500 Grove Club Lane

   City                               Raleigh, North Carolina     Morrisville, North Carolina   Cary, North Carolina
   Sale Date                          April, 2001                 March, 2001                   December, 2000
   Sale Price ($)                     $12,300,000                 $30,200,000                   $21,756,000
   Net Rentable Area (SF)             228,000                     373,528                       272,959
   Number of Units                    200                         382                           292
   Price Per Unit                     $61,500                     $79,058                       $74,507
   Year Built                         1989                        2000                          1996
   Land Area (Acre)                   20.2000                     32.1100                       24.5700
VALUE ADJUSTMENTS                         DESCRIPTION      ADJ.        DESCRIPTION       ADJ.        DESCRIPTION        ADJ.
   Property Rights Conveyed           Fee Simple Estate      0%   Fee Simple Estate        0%   Fee Simple Estate         0%
   Financing                          Cash To Seller         0%   Cash To Seller           0%   Cash To Seller            0%
   Conditions of Sale                 Arm's Length           0%   Arm's Length             0%   Arm's Length              0%
   Date of Sale (Time)                04-2001                0%   03-2001                  0%   12-2000                   0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $61,500                      $79,058                        $74,507
   Location                           Superior             -15%   Superior                -5%   Superior                -10%
   Number of Units                    200                    0%   382                      5%   292                       0%
   Quality / Appeal                   Superior              -5%   Superior               -15%   Superior                -15%
   Age / Condition                    1989 / Good           -5%   2000 / Very Good       -25%   1996 / Good             -20%
   Occupancy at Sale                  92%                    0%   95%                      0%   87%                       5%
   Amenities                          Comparable             0%   Comparable               0%   Comparable                0%
   Average Unit Size (SF)             1,140                 -5%   978                      0%   935                       0%
PHYSICAL ADJUSTMENT                                        -30%                          -40%                           -40%
FINAL ADJUSTED VALUE ($/UNIT)                 $43,050                      $47,435                        $44,704

SUMMARY

VALUE RANGE (PER UNIT)         $42,766     TO      $   47,435
MEAN (PER UNIT)                $44,619
MEDIAN (PER UNIT)              $44,704
VALUE CONCLUSION (PER UNIT)    $46,000

VALUE OF IMPROVEMENT & MAIN SITE                   $9,752,000
PV OF CONCESSIONS                                 -$   37,000
VALUE INDICATED BY SALES COMPARISON APPROACH       $9,715,000
ROUNDED                                            $9,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                             NOI PER UNIT COMPARISON

                      SALE PRICE               NOI/       SUBJECT NOI
COMPARABLE   NO. OF   -----------           ----------   --------------   ADJUSTMENT   INDICATED
    NO.      UNITS    PRICE/UNIT     OAR     NOI/UNIT    SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
-------------------------------------------------------------------------------------------------
   I-1         288    $20,000,000   8.91%   $1,781,922      $822,034         0.627      $ 43,521
                      $    69,444           $    6,187      $  3,878
   I-2         188    $13,400,000   7.32%   $  980,239      $822,034         0.744      $ 53,006
                      $    71,277           $    5,214      $  3,878
   I-3         200    $12,300,000   8.70%   $1,069,643      $822,034         0.725      $ 44,588
                      $    61,500           $    5,348      $  3,878
   I-4         382    $30,200,000   8.63%   $2,605,766      $822,034         0.568      $ 44,939
                      $    79,058           $    6,821      $  3,878
   I-5         292    $21,756,000   8.72%   $1,897,410      $822,034         0.597      $ 44,460
                      $    74,507           $    6,498      $  3,878

                                   PRICE/UNIT

 Low        High    Average   Median
 ---        ----    -------   ------
$43,521   $53,006   $46,103   $44,588

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $   45,000
                                      ----------
Number of Units                              212

Value                                 $9,540,000
   PV of Concessions                 -$   37,000
                                      ----------
Value Based on NOI Analysis           $9,503,000
                             Rounded  $9,500,000

The adjusted sales indicate a range of value between $43,521 and $53,006 per unit, with an average of $46,103 per unit. Based on the subject's competitive position within the improved sales, a value of $45,000 per unit is estimated. This indicates an "as is" market value of $9,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.          SALES COMPARISON APPROACH  PAGE 25
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                      SALE PRICE
COMPARABLE   NO. OF   -----------    EFFECTIVE     OPERATING                SUBJECT
   NO.       UNITS    PRICE/UNIT    GROSS INCOME    EXPENSE       OER    PROJECTED OER   EGIM
---------------------------------------------------------------------------------------------
  I-1          288    $20,000,000    $2,969,870    $1,187,948   40.00%                   6.73
                      $    69,444
  I-2          188    $13,400,000    $1,777,682    $  797,443   44.86%                   7.54
                      $    71,277
  I-3          200    $12,300,000    $1,782,739    $  713,096   40.00%      45.71%       6.90
                      $    61,500
  I-4          382    $30,200,000    $4,342,944    $1,737,178   40.00%                   6.95
                      $    79,058
  I-5          292    $21,756,000    $2,891,261    $  993,851   34.37%                   7.52
                      $    74,507

                                      EGIM

Low    High   Average   Median
---    ----   -------   ------
6.73   7.54     7.13     6.95

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                               6.00
                                      ----------
Subject EGI                           $1,611,762

Value                                 $9,670,572
   PV of Concessions                 -$   37,000
                                      ----------
Value Based on EGIM Analysis          $9,633,572
                             Rounded  $9,600,000

                  Value Per Unit      $   45,283

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 45.71% before reserves. The comparable sales indicate a range of expense ratios from 34.37% to 44.86%, while their EGIMs range from 6.73 to 7.54. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $9,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,600,000.

Price Per Unit                $9,700,000
NOI Per Unit                  $9,500,000
EGIM Analysis                 $9,600,000

Sales Comparison Conclusion   $9,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                          INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                     Average
                   Unit Area   -----------------
   Unit Type       (Sq. Ft.)   Per Unit   Per SF   %Occupied
------------------------------------------------------------
1Br/1Ba - Type 1       712       $468     $ 0.66     100.0%
1Br/1Ba - Type 2       764       $498     $ 0.65      95.8%
1Br/1Ba - Type 3       777       $527     $ 0.68      94.4%
1Br/1Ba - Type 4       810       $570     $ 0.70      93.8%
2Br/1Ba               1003       $606     $ 0.60     100.0%
2Br/1.5Ba             1036       $678     $ 0.65     100.0%
2Br/2Ba - Type 1      1075       $673     $ 0.63      85.0%
2Br/2.5Ba             1296       $769     $ 0.59     100.0%
2Br/2Ba - Type 2      1166       $712     $ 0.61      95.0%
3Br/2Ba - Type 1      1295       $719     $ 0.56      93.8%
3Br/2Ba - Type 2      1430       $937     $ 0.66      93.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                  RENT ANALYSIS

                                                                                     COMPARABLE RENTS
                                                                  --------------------------------------------------------
                                                                    R-1         R-2         R-3         R-4        R-5
                                                                  --------------------------------------------------------
                                                                  Archstone    Cross     Legends @   Crabtree
                                                                  @ Preston   Timbers     Preston    Crossing   Treybrooke
                                                                  --------------------------------------------------------
                                                                                    COMPARISON TO SUBJECT
                                              SUBJECT   SUBJECT   --------------------------------------------------------
                             SUBJECT UNIT     ACTUAL    ASKING                                                   Slightly
       DESCRIPTION               TYPE          RENT      RENT     Superior    Superior   Superior    Superior    Superior
--------------------------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1Ba - TYPE 1   $   468   $   459    $   585                $   599                 $  655
Unit Area (SF)                                    712       712        720                    769                    700
Monthly Rent Per Sq. Ft.                      $  0.66   $  0.64    $  0.81                $  0.78                 $ 0.94

Monthly Rent               1Br/1Ba - TYPE 2   $   498   $   499                           $   744
Unit Area (SF)                                    764       764                               892
Monthly Rent Per Sq. Ft.                      $  0.65   $  0.65                           $  0.83

Monthly Rent               1Br/1Ba - TYPE 3   $   527   $   549                                       $  655
Unit Area (SF)                                    777       777                                          790
Monthly Rent Per Sq. Ft.                      $  0.68   $  0.71                                       $ 0.83

Monthly Rent               1Br/1Ba - TYPE 4   $   570   $   569                $  755     $   697
Unit Area (SF)                                    810       810                   875         920
Monthly Rent Per Sq. Ft.                      $  0.70   $  0.70                $ 0.86     $  0.76

Monthly Rent               2Br/1Ba            $   606   $   639
Unit Area (SF)                                  1,003     1,003
Monthly Rent Per Sq. Ft.                      $  0.60   $  0.64

Monthly Rent               2Br/1.5Ba          $   678   $   669                           $   822     $  820      $  835
Unit Area (SF)                                  1,036     1,036                             1,143      1,150       1,100
Monthly Rent Per Sq. Ft.                      $  0.65   $  0.65                           $  0.72     $ 0.71      $ 0.76

Monthly Rent               2Br/2Ba - TYPE 1   $   673   $   719    $   780     $  870     $   792     $  730      $  805
Unit Area (SF)                                  1,075     1,075      1,050      1,115       1,155      1,074       1,100
Monthly Rent Per Sq. Ft.                      $  0.63   $  0.67    $  0.74     $ 0.78     $  0.69     $ 0.68      $ 0.73

Monthly Rent               2Br/2.5Ba          $   769   $   769                $  945
Unit Area (SF)                                  1,296     1,296                 1,294
Monthly Rent Per Sq. Ft.                      $  0.59   $  0.59                $ 0.73

Monthly Rent               2Br/2Ba - TYPE 2   $   712   $   759                $  935                 $  845
Unit Area (SF)                                  1,166     1,166                 1,239                  1,154
Monthly Rent Per Sq. Ft.                      $  0.61   $  0.65                $ 0.75                 $ 0.73

Monthly Rent               3Br/2Ba - TYPE 1   $   719   $   769    $   890                $ 1,017
Unit Area (SF)                                  1,295     1,295      1,226                  1,466
Monthly Rent Per Sq. Ft.                      $  0.56   $  0.59    $  0.73                $  0.69

Monthly Rent               3Br/2Ba - TYPE 2   $   937   $   939                $1,150     $ 1,004     $  990
Unit Area (SF)                                  1,430     1,430                 1,417       1,467      1,508
Monthly Rent Per Sq. Ft.                      $  0.66   $  0.66                $ 0.81     $  0.68     $ 0.66

       DESCRIPTION           MIN       MAX     MEDIAN   AVERAGE
---------------------------------------------------------------
Monthly Rent               $   585   $   655   $  599   $   613
Unit Area (SF)                 700       769      720       730
Monthly Rent Per Sq. Ft.   $  0.78   $  0.94   $ 0.81   $  0.84

Monthly Rent               $   744   $   744   $  744   $   744
Unit Area (SF)                 892       892      892       892
Monthly Rent Per Sq. Ft.   $  0.83   $  0.83   $ 0.83   $  0.83

Monthly Rent               $   655   $   655   $  655   $   655
Unit Area (SF)                 790       790      790       790
Monthly Rent Per Sq. Ft.   $  0.83   $  0.83   $ 0.83   $  0.83

Monthly Rent               $   697   $   755   $  726   $   726
Unit Area (SF)                 875       920      898       898
Monthly Rent Per Sq. Ft.   $  0.76   $  0.86   $ 0.81   $  0.81

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent               $   820   $   835   $  822   $   826
Unit Area (SF)               1,100     1,150    1,143     1,131
Monthly Rent Per Sq. Ft.   $  0.71   $  0.76   $ 0.72   $  0.73

Monthly Rent               $   730   $   870   $  792   $   795
Unit Area (SF)               1,050     1,155    1,100     1,099
Monthly Rent Per Sq. Ft.   $  0.68   $  0.78   $ 0.73   $  0.72

Monthly Rent               $   945   $   945   $  945   $   945
Unit Area (SF)               1,294     1,294    1,294     1,294
Monthly Rent Per Sq. Ft.   $  0.73   $  0.73   $ 0.73   $  0.73

Monthly Rent               $   845   $   935   $  890   $   890
Unit Area (SF)               1,154     1,239    1,197     1,197
Monthly Rent Per Sq. Ft.   $  0.73   $  0.75   $ 0.74   $  0.74

Monthly Rent               $   890   $ 1,017   $  954   $   954
Unit Area (SF)               1,226     1,466    1,346     1,346
Monthly Rent Per Sq. Ft.   $  0.69   $  0.73   $ 0.71   $  0.71

Monthly Rent               $   990   $ 1,150   $1,004   $ 1,048
Unit Area (SF)               1,417     1,508    1,467     1,464
Monthly Rent Per Sq. Ft.   $  0.66   $  0.81   $ 0.68   $  0.72

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                         GROSS RENTAL INCOME PROJECTION

                                                          Market Rent
                                         Unit Area     ------------------    Monthly      Annual
   Unit Type          Number of Units    (Sq. Ft.)     Per Unit    Per SF     Income      Income
--------------------------------------------------------------------------------------------------
1Br/1Ba - Type 1            24                712       $499        $0.70    $ 11,976   $  143,712
1Br/1Ba - Type 2            24                764       $509        $0.67    $ 12,216   $  146,592
1Br/1Ba - Type 3            36                777       $569        $0.73    $ 20,484   $  245,808
1Br/1Ba - Type 4            16                810       $589        $0.73    $  9,424   $  113,088
2Br/1Ba                     16              1,003       $669        $0.67    $ 10,704   $  128,448
2Br/1.5Ba                   22              1,036       $689        $0.67    $ 15,158   $  181,896
2Br/2Ba - Type 1            20              1,075       $739        $0.69    $ 14,780   $  177,360
2Br/2.5Ba                    2              1,296       $799        $0.62    $  1,598   $   19,176
2Br/2Ba - Type 2            20              1,166       $769        $0.66    $ 15,380   $  184,560
3Br/2Ba - Type 1            16              1,295       $809        $0.62    $ 12,944   $  155,328
3Br/2Ba - Type 2            16              1,430       $949        $0.66    $ 15,184   $  182,208
                                                                    ------------------------------
                                                                    Total    $139,848   $1,678,176

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                 FISCAL YEAR 2000           FISCAL YEAR 2001         FISCAL YEAR 2002          FISCAL YEAR 2003
                              -----------------------------------------------------------------------------------------------------
                                      ACTUAL                     ACTUAL                    ACTUAL              MANAGEMENT BUDGET
                              -----------------------------------------------------------------------------------------------------
        DESCRIPTION             TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
   Rental Income              $1,999,205   $    9,430   $1,941,362   $    9,157   $1,730,801   $    8,164   $1,662,505   $    7,842

   Vacancy                    $  237,062   $    1,118   $  153,753   $      725   $  146,925   $      693   $  101,399   $      478
   Credit Loss/Concessions    $   72,578   $      342   $   61,306   $      289   $   31,934   $      151   $   19,992   $       94
                              -----------------------------------------------------------------------------------------------------
     Subtotal                 $  309,640   $    1,461   $  215,059   $    1,014   $  178,859   $      844   $  121,391   $      573

   Laundry Income             $        0   $        0   $        0   $        0   $        0   $        0   $    8,028   $       38
   Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Other Misc. Revenue        $   92,922   $      438   $   67,930   $      320   $   62,539   $      295   $   47,052   $      222
                              -----------------------------------------------------------------------------------------------------
       Subtotal Other Income  $   92,922   $      438   $   67,930   $      320   $   62,539   $      295   $   55,080   $      260
                              -----------------------------------------------------------------------------------------------------

Effective Gross Income        $1,782,487   $    8,408   $1,794,233   $    8,463   $1,614,481   $    7,615   $1,596,194   $    7,529

Operating Expenses
   Taxes                      $  102,435   $      483   $   62,394   $      294   $  197,827   $      933   $  150,974   $      712
   Insurance                  $   60,960   $      288   $   39,303   $      185   $   41,626   $      196   $   39,734   $      187
   Utilities                  $   69,080   $      326   $   70,857   $      334   $   66,756   $      315   $   46,800   $      221
   Repair & Maintenance       $  169,160   $      798   $  135,682   $      640   $  112,145   $      529   $   98,688   $      466
   Cleaning                   $      265   $        1   $        0   $        0   $      100   $        0   $        0   $        0
   Landscaping                $   37,053   $      175   $   34,206   $      161   $   39,876   $      188   $   75,732   $      357
   Security                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Marketing & Leasing        $   59,896   $      283   $   39,456   $      186   $   39,655   $      187   $   42,000   $      198
   General Administrative     $  226,611   $    1,069   $  274,116   $    1,293   $  232,297   $    1,096   $  295,548   $    1,394
   Management                 $   92,332   $      436   $   85,512   $      403   $   82,964   $      391   $   83,688   $      395
   Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                              -----------------------------------------------------------------------------------------------------

Total Operating Expenses      $  817,792   $    3,858   $  741,526   $    3,498   $  813,246   $    3,836   $  833,164   $    3,930

   Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                              -----------------------------------------------------------------------------------------------------

Net Income                    $  964,695   $    4,550   $1,052,707   $    4,966   $  801,235   $    3,779   $  763,030   $    3,599

                                   ANNUALIZED 2003
                              ----------------------
                                     PROJECTION                   AAA PROJECTION
                              ----------------------------------------------------------
        DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT      %
----------------------------------------------------------------------------------------
Revenues
   Rental Income              $1,619,696   $    7,640   $1,678,176   $    7,916   100.0%

   Vacancy                    $  112,500   $      531   $  109,081   $      515     6.5%
   Credit Loss/Concessions    $   29,444   $      139   $   25,173   $      119     1.5%
                              ---------------------------------------------------------
     Subtotal                 $  141,944   $      670   $  134,254   $      633     8.0%

   Laundry Income             $        0   $        0   $    4,240   $       20     0.3%
   Garage Revenue             $        0   $        0   $        0   $        0     0.0%
   Other Misc. Revenue        $   50,696   $      239   $   63,600   $      300     3.8%
                              ---------------------------------------------------------
     Subtotal Other Income    $   50,696   $      239   $   67,840   $      320     4.0%
                              ---------------------------------------------------------

Effective Gross Income        $1,528,448   $    7,210   $1,611,762   $    7,603   100.0%

Operating Expenses
   Taxes                      $  150,692   $      711   $  130,380   $      615     8.1%
   Insurance                  $   80,964   $      382   $   38,160   $      180     2.4%
   Utilities                  $   66,652   $      314   $   63,600   $      300     3.9%
   Repair & Maintenance       $  109,156   $      515   $  100,700   $      475     6.2%
   Cleaning                   $        0   $        0   $        0   $        0     0.0%
   Landscaping                $   49,512   $      234   $   42,400   $      200     2.6%
   Security                   $        0   $        0   $        0   $        0     0.0%
   Marketing & Leasing        $   43,848   $      207   $   42,400   $      200     2.6%
   General Administrative     $  249,216   $    1,176   $  238,500   $    1,125    14.8%
   Management                 $   78,684   $      371   $   80,588   $      380     5.0%
   Miscellaneous              $        0   $        0   $        0   $        0     0.0%
                              ---------------------------------------------------------

Total Operating Expenses      $  828,724   $    3,909   $  736,728   $    3,475    45.7%

   Reserves                   $        0   $        0   $   53,000   $      250     7.2%
                              ---------------------------------------------------------

Net Income                    $  699,724   $    3,301   $  822,034   $    3,878    51.0%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                 CAPITALIZATION RATES
            --------------------------------------------------------------
                      GOING-IN                          TERMINAL
            --------------------------------------------------------------
             LOW                    HIGH      LOW                    HIGH
            --------------------------------------------------------------
RANGE       6.00%                  10.00%    7.00%                  10.00%
AVERAGE                 8.14%                            8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE   OCCUP.  PRICE/UNIT      OAR
-----------------------------------------------------
   I-1        Jul-02      98%     $69,444       8.91%
   I-2        Jul-02      91%     $71,277       7.32%
   I-3        Apr-01      92%     $61,500       8.70%
   I-4        Mar-01      95%     $79,058       8.63%
   I-5        Dec-00      87%     $74,507       8.72%
                                        High    8.91%
                                         Low    7.32%
                                     Average    8.45%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $9,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

approximately 43% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

  DISCOUNTED CASH FLOW ANALYSIS

                            HUNTINGTON ATHLETIC CLUB

            YEAR                        APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
         FISCAL YEAR                        1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,678,176    $1,678,176    $1,711,740    $1,745,974    $1,798,354    $1,852,304

  Vacancy                              $  109,081    $  109,081    $  111,263    $  113,488    $  116,893    $  120,400
  Credit Loss                          $   25,173    $   25,173    $   25,676    $   26,190    $   26,975    $   27,785
  Concessions                          $   25,173    $   16,782    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  159,427    $  151,036    $  136,939    $  139,678    $  143,868    $  148,184

  Laundry Income                       $    4,240    $    4,240    $    4,325    $    4,411    $    4,544    $    4,680
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   63,600    $   63,600    $   64,872    $   66,169    $   68,155    $   70,199
                                       --------------------------------------------------------------------------------
    Subtotal Other Income              $   67,840    $   67,840    $   69,197    $   70,581    $   72,698    $   74,879
                                       --------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME                 $1,586,589    $1,594,980    $1,643,997    $1,676,877    $1,727,183    $1,778,999

OPERATING EXPENSES:
  Taxes                                $  130,380    $  134,291    $  138,320    $  142,470    $  146,744    $  151,146
  Insurance                            $   38,160    $   39,305    $   40,484    $   41,698    $   42,949    $   44,238
  Utilities                            $   63,600    $   65,508    $   67,473    $   69,497    $   71,582    $   73,730
  Repair & Maintenance                 $  100,700    $  103,721    $  106,833    $  110,038    $  113,339    $  116,739
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   42,400    $   43,672    $   44,982    $   46,332    $   47,722    $   49,153
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   42,400    $   43,672    $   44,982    $   46,332    $   47,722    $   49,153
  General Administrative               $  238,500    $  245,655    $  253,025    $  260,615    $  268,434    $  276,487
  Management                           $   79,329    $   79,749    $   82,200    $   83,844    $   86,359    $   88,950
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------

TOTAL OPERATING EXPENSES               $  735,469    $  755,573    $  778,299    $  800,826    $  824,851    $  849,596

  Reserves                             $   53,000    $   54,590    $   56,228    $   57,915    $   59,652    $   61,442
                                       --------------------------------------------------------------------------------

NET OPERATING INCOME                   $  798,120    $  784,817    $  809,471    $  818,137    $  842,681    $  867,961

  Operating Expense Ratio (% of EGI)         46.4%         47.4%         47.3%         47.8%         47.8%         47.8%
  Operating Expense Per Unit           $    3,469    $    3,564    $    3,671    $    3,777    $    3,891    $    4,008

            YEAR                        APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
         FISCAL YEAR                        7             8             9            10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,907,873    $1,965,109    $2,024,063    $2,084,785    $2,147,328

  Vacancy                              $  124,012    $  127,732    $  131,564    $  135,511    $  139,576
  Credit Loss                          $   28,618    $   29,477    $   30,361    $   31,272    $   32,210
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  152,630    $  157,209    $  161,925    $  166,783    $  171,786

  Laundry Income                       $    4,820    $    4,965    $    5,114    $    5,267    $    5,425
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   72,305    $   74,474    $   76,709    $   79,010    $   81,380
                                       ------------------------------------------------------------------
    Subtotal Other Income              $   77,125    $   79,439    $   81,822    $   84,277    $   86,805
                                       ------------------------------------------------------------------

EFFECTIVE GROSS INCOME                 $1,832,369    $1,887,340    $1,943,960    $2,002,279    $2,062,347

OPERATING EXPENSES:
  Taxes                                $  155,681    $  160,351    $  165,161    $  170,116    $  175,220
  Insurance                            $   45,565    $   46,932    $   48,340    $   49,790    $   51,284
  Utilities                            $   75,942    $   78,220    $   80,567    $   82,984    $   85,473
  Repair & Maintenance                 $  120,241    $  123,848    $  127,564    $  131,391    $  135,332
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   50,628    $   52,147    $   53,711    $   55,322    $   56,982
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   50,628    $   52,147    $   53,711    $   55,322    $   56,982
  General Administrative               $  284,781    $  293,325    $  302,125    $  311,188    $  320,524
  Management                           $   91,618    $   94,367    $   97,198    $  100,114    $  103,117
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------

TOTAL OPERATING EXPENSES               $  875,084    $  901,336    $  928,377    $  956,228    $  984,915

  Reserves                             $   63,285    $   65,183    $   67,139    $   69,153    $   71,228
                                       ------------------------------------------------------------------

NET OPERATING INCOME                   $  894,000    $  920,820    $  948,445    $  976,898    $1,006,205

  Operating Expense Ratio (% of EGI)         47.8%         47.8%         47.8%         47.8%         47.8%
  Operating Expense Per Unit           $    4,128    $    4,252    $    4,379    $    4,511    $    4,646

Estimated Stabilized NOI  $822,034   Sales Expense Rate  3.00%
Months to Stabilized             1   Discount Rate      10.50%
Stabilized Occupancy          93.5%  Terminal Cap Rate   9.00%

Gross Residual Sale Price $11,180,057 Deferred Maintenance      $        0
  Less: Sales Expense     $   335,402 Add: Excess Land          $        0
                          -----------
Net Residual Sale Price   $10,844,655 Other Adjustments         $        0
PV of Reversion           $ 3,995,701 Value Indicated By "DCF"  $9,438,014
                                                                ----------
Add: NPV of NOI           $ 5,442,313            Rounded        $9,400,000
                          -----------
PV Total                  $ 9,438,014

                          "DCF" VALUE SENSITIVITY TABLE

                                                           DISCOUNT RATE
                              ------------------------------------------------------------------------
         TOTAL VALUE             10.00%        10.25%        10.50%           10.75%         11.00%
------------------------------------------------------------------------------------------------------
                      8.50%   $10,001,220    $9,835,305    $9,673,055       $9,514,376      $9,359,177
                      8.75%   $ 9,874,733    $9,711,658    $9,552,177       $9,396,198      $9,243,634
TERMINAL CAP RATE     9.00%   $ 9,755,274    $9,594,880    $9,438,014       $9,284,587      $9,134,511
                      9.25%   $ 9,642,271    $9,484,414    $9,330,022       $9,179,008      $9,031,286
                      9.50%   $ 9,535,217    $9,379,762    $9,227,714       $9,078,986      $8,933,494

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $37,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                            HUNTINGTON ATHLETIC CLUB

                                                           TOTAL       PER SQ. FT.   PER UNIT    %OF EGI
--------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                           $ 1,678,176     $   8.14     $  7,916

    Less: Vacancy & Collection Loss           8.00%     $   134,254     $   0.65     $    633

    Plus: Other Income
       Laundry Income                                   $     4,240     $   0.02     $     20      0.26%
       Garage Revenue                                   $         0     $   0.00     $      0      0.00%
       Other Misc. Revenue                              $    63,600     $   0.31     $    300      3.95%
                                                        -----------------------------------------------
         Subtotal Other Income                          $    67,840     $   0.33     $    320      4.21%

EFFECTIVE GROSS INCOME                                  $ 1,611,762     $   7.82     $  7,603

OPERATING EXPENSES:
    Taxes                                               $   130,380     $   0.63     $    615      8.09%
    Insurance                                           $    38,160     $   0.19     $    180      2.37%
    Utilities                                           $    63,600     $   0.31     $    300      3.95%
    Repair & Maintenance                                $   100,700     $   0.49     $    475      6.25%
    Cleaning                                            $         0     $   0.00     $      0      0.00%
    Landscaping                                         $    42,400     $   0.21     $    200      2.63%
    Security                                            $         0     $   0.00     $      0      0.00%
    Marketing & Leasing                                 $    42,400     $   0.21     $    200      2.63%
    General Administrative                              $   238,500     $   1.16     $  1,125     14.80%
    Management                                5.00%     $    80,588     $   0.39     $    380      5.00%
    Miscellaneous                                       $         0     $   0.00     $      0      0.00%

TOTAL OPERATING EXPENSES                                $   736,728     $   3.57     $  3,475     45.71%

    Reserves                                            $    53,000     $   0.26     $    250      3.29%
                                                        -----------------------------------------------

NET OPERATING INCOME                                    $   822,034     $   3.99     $  3,878     51.00%

    "GOING IN" CAPITALIZATION RATE                             8.75%

    VALUE INDICATION                                    $ 9,394,672     $  45.56     $ 44,314

    PV OF CONCESSIONS                                  ($    37,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)                $ 9,357,672

                                ROUNDED                 $ 9,400,000     $  45.59     $ 44,340

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE          ROUNDED        $/UNIT    $/SF
-------------------------------------------------------------
 8.00%       $10,238,423    $10,200,000      $48,113   $49.46
 8.25%       $ 9,927,046    $ 9,900,000      $46,698   $48.01
 8.50%       $ 9,633,986    $ 9,600,000      $45,283   $46.55
 8.75%       $ 9,357,672    $ 9,400,000      $44,340   $45.59
 9.00%       $ 9,096,709    $ 9,100,000      $42,925   $44.13
 9.25%       $ 8,849,852    $ 8,800,000      $41,509   $42.68
 9.50%       $ 8,615,988    $ 8,600,000      $40,566   $41.71

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

     Discounted Cash Flow Analysis    $9,400,000
     Direct Capitalization Method     $9,400,000


Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

     Cost Approach                   Not Utilized
     Sales Comparison Approach         $9,600,000
     Income Approach                   $9,400,000
     Reconciled Value                  $9,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 12, 2003 the market value of the fee simple estate in the property is:

                                   $9,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - PROPERTY SIGN PICTURE]       [EXTERIOR - OFFICE/ATHLETIC FACILITY PICTURE]

    [INERIOR - OFFICE PICTURE]                 [EXTERIOR - APARTMENT UNIT PICTURE]

[EXTERIOR - APARTMENT UNIT PICTURE]            [EXTERIOR - APARTMENT UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

   [INTERIOR - APARTMENT UNIT PICTURE]    [INTERIOR - TYPICAL KITCHEN PICTURE]

    [EXTERIOR - TENNIS COURT PICTURE]      [EXTERIOR - SWIMMING POOL PICTURE]

  [INTERIOR - FITNESS FACILITY PICTURE]     [EXTERIOR - PRIVATE POND PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1             COMPARABLE I-2               COMPARABLE I-3
     WESTOVER HILLS         COTTAGES OF STONEHENGE             TREYBROOKE
10 Westover Hills Drive     7600 Falcon Rest Circle       201 Treybrooke Drive
  Cary, North Carolina      Raleigh, North Carolina      Raleigh, North Carolina

       [PICTURE]                  [PICTURE]                    [PICTURE]

                COMPARABLE I-4                      COMPARABLE I-5
              LEGENDS @ PRESTON                   MARQUIS @ PRESTON
           1000 Stony Court Circle              2500 Grove Club Lane
         Morrisville, North Carolina            Cary, North Carolina

                 [PICTURE]                           [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
          DESCRIPTION                                SUBJECT                                             R - 1
          -----------                                -------                                             -----
  Property Name                  Huntington Athletic Club                          Archstone @ Preston
  Management Company             AIMCO                                             Archstone
LOCATION:
  Address                        2408 Duck Pond Circle                             1100 Cameron Chase Drive
  City, State                    Morrisville, North Carolina                       Morrisville, North Carolina
  County                         Wake                                              Wake
  Proximity to Subject                                                             1.5 miles east of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         206,208                                           363,664
  Year Built                     1985                                              2000
  Effective Age                  15                                                3
  Building Structure Type        Brick & wood siding walls;                        Wood/vinyl siding walls;
                                  composition shingle roof                          composition shingle roof
  Parking Type (Gr., Cov., etc.) Open                                              Open/Garage
  Number of Units                212                                               388
  Unit Mix:                             Type          Unit   Qty.  Mo. Rent           Type            Unit        Qty.    Mo.
                                  1 1Br/1Ba - Type 1    712   24    $468            1 1BD/1BH           720       156     $585
                                  2 1Br/1Ba - Type 2    764   24    $498            7 2BD/2BH         1,050       188     $780
                                  3 1Br/1Ba - Type 3    777   36    $527           10 3BD/2BH         1,226        44     $890
                                  4 1Br/1Ba - Type 4    810   16    $570
                                  5 2Br/1Ba           1,003   16    $606
                                  6 2Br/1.5Ba         1,036   22    $678
                                  7 2Br/2Ba - Type 1  1,075   20    $673
                                  8 2Br/2.5Ba         1,296    2    $769
                                  9 2Br/2Ba - Type 2  1,166   20    $712
                                 10 3Br/2Ba - Type 1  1,295   16    $719
                                 11 3Br/2Ba - Type 2  1,430   16    $937
  Average Unit Size (SF)         973                                               937
  Unit Breakdown:                   Efficiency        0%      2-Bedroom      39%      Efficiency       0%      2-Bedroom      49%
                                    1-Bedroom        61%      3-Bedroom       0%      1-Bedroom       40%      3-Bedroom      11%
CONDITION:                       Average                                           Very Good
APPEAL:                          Average                                           Good
AMENITIES:
  Unit Amenities                  X Attach. Garage          Vaulted Ceiling         X Attach. Garage          Vaulted Ceiling
                                  X Balcony            X    W/D Connect.            X Balcony            X    W/D Connect.
                                  X Fireplace                                         Fireplace
                                  X Cable TV Ready                                  X Cable TV Ready
  Project Amenities               X Swimming Pool                                   X Swimming Pool
                                  X Spa/Jacuzzi             Car Wash                  Spa/Jacuzzi             Car Wash
                                  X Basketball Court        BBQ Equipment             Basketball Court        BBQ Equipment
                                    Volleyball Court        Theater Room              Volleyball Court        Theater Room
                                  X Sand Volley Ball        Meeting Hall              Sand Volley Ball        Meeting Hall
                                  X Tennis Court            Secured Parking           Tennis Court            Secured Parking
                                    Racquet Ball            Laundry Room              Racquet Ball       X    Laundry Room
                                    Jogging Track           Business Office           Jogging Track           Business Office
                                  X Gym Room                                        X Gym Room
OCCUPANCY:                       95%                                               96%
LEASING DATA:
  Available Leasing Terms        6 to 15 Months                                    3 to 12 Months
  Concessions                    $100 off 1st months rent with a 12-month lease    Reduced rents ($100)
  Pet Deposit                    $200                                              $250 to $450
  Utilities Paid by Tenant:       X Electric           X    Natural Gas             X Electric           X    Natural Gas
                                    Water                   Trash                   X Water              X    Trash
  Confirmation                   Holly Pattee -Property Manager                    Gloria Durham
  Telephone Number               919-481-2000                                      919-465-1800
NOTES:                                                                             None
  COMPARISON TO SUBJECT:                                                           Superior

                                                    COMPARABLE                                          COMPARABLE
          DESCRIPTION                                 R - 2                                               R - 3
          -----------                                 -----                                               -----
  Property Name                  Cross Timbers                                     Legends @ Preston
  Management Company             Drucker & Faulk LLC                               Equity Residential
LOCATION:
  Address                        900 Golden Horseshoe Circle                       1000 Stony Creek Court
  City, State                    Morrisville, North Carolina                       Morrisville, North Carolina
  County                         Wake                                              Wake
  Proximity to Subject           0.15 miles west of the subject                    0.75 mile northeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         413,609                                           373,528
  Year Built                     1999                                              2000
  Effective Age                  4                                                 3
  Building Structure Type        Wood/vinyl siding walls;                          Wood/vinyl siding walls;
                                  composition shingle roof                          composition shingle roof
  Parking Type (Gr., Cov., etc.) Open                                              Open/Garage/Covered
  Number of Units                253                                               382
  Unit Mix:                              Type            Unit   Qty.     Mo.               Type           Unit    Qty.     Mo.
                                  4 1BD/1BH - Type 1       875   86     $  755      1 1BD/1BH - Type 1      769    60     $  599
                                  7 2BD/2BH - Type 1     1,115   40     $  870      2 1BD/1BH - Type 2      892    60     $  744
                                  8 2BD/2BH - Type 2     1,294   44     $  945      4 1BD/1BH - Type 3      918    66     $  689
                                  9 2BD/2.5BH - Type 1   1,239   50     $  935      4 1BD/1BH - Type 4      931    12     $  744
                                    2BD/2.5BH - Type 2   1,525    5     $1,140      6 2BD/2BH - Type 1    1,143    50     $  822
                                 11 3BD/2BH              1,417   28     $1,150      7 2BD/2BH - Type 2    1,155    54     $  792
                                                                                    0 2BD/2BH - Type 3    1,337    50     $  869
                                                                                   10 3BD/2BH - Type 1    1,466    18     $1,017
                                                                                   11 3BD/2BH - Type 1    1,467    12     $1,004
  Average Unit Size (SF)         1,131                                             1,052
  Unit Breakdown:                   Efficiency      0%     2-Bedroom      55%         Efficiency     0%      2-Bedroom      38%
                                    1-Bedroom      34%     3-Bedroom      11%         1-Bedroom     52%      3-Bedroom       8%
CONDITION:                       Very Good                                         Very Good
APPEAL:                          Good                                              Very Good
AMENITIES:
  Unit Amenities                    Attach. Garage          Vaulted Ceiling         X Attach. Garage     X    Vaulted Ceiling
                                  X Balcony            X    W/D Connect.            X Balcony            X    W/D Connect.
                                    Fireplace                                       X Fireplace
                                  X Cable TV Ready                                  X Cable TV Ready
  Project Amenities               X Swimming Pool                                   X Swimming Pool
                                    Spa/Jacuzzi             Car Wash                X Spa/Jacuzzi             Car Wash
                                    Basketball Court        BBQ Equipment             Basketball Court        BBQ Equipment
                                    Volleyball Court        Theater Room              Volleyball Court        Theater Room
                                    Sand Volley Ball        Meeting Hall              Sand Volley Ball        Meeting Hall
                                  X Tennis Court            Secured Parking         X Tennis Court            Secured Parking
                                    Racquet Ball            Laundry Room              Racquet Ball            Laundry Room
                                    Jogging Track           Business Office           Jogging Track      X    Business Office
                                  X Gym Room                                        X Gym Room
OCCUPANCY:                       88%                                               97%
LEASING DATA:
  Available Leasing Terms        3 to 12 Months                                    6 to 12 Months
  Concessions                    Reduced rents ($100)                              Reduced rents ($125)
  Pet Deposit                    $250                                              $300
  Utilities Paid by Tenant:       X Electric           X Natural Gas                X Electric           X    Natural Gas
                                    Water                Trash                      X Water                   Trash
  Confirmation                   Leasing Agent                                     Mary Gibbs
  Telephone Number               919-462-0046                                      919-468-1110
NOTES:                           None                                              None
  COMPARISON TO SUBJECT:         Superior                                          Superior

                                                   COMPARABLE                                         COMPARABLE
          DESCRIPTION                                R - 4                                              R - 5
          -----------                                -----                                              -----
  Property Name                  Crabtree Crossing                                 Treybrooke
  Management Company             Palms Associates                                  Madison Apartment Group
LOCATION:
  Address                        100 Walnut Forest Lane                            201 Treybrooke Drive
  City, State                    Morrisville, North Carolina                       Morrisville, North Carolina
  County                         Wake                                              Wake
  Proximity to Subject           1 mile northeast of the subject                   1.25 miles north of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         366,538                                           228,000
  Year Built                     1999                                              1989
  Effective Age                  4                                                 14
  Building Structure Type        Wood/vinyl siding walls;                          Brick & wood/vinyl siding walls;
                                  composition shingle roof                          asphalt shingle roof
  Parking Type (Gr., Cov., etc.) Open/Garage                                       Open
  Number of Units                208                                               200
  Unit Mix:                          Type           Unit       Qty.      Mo.          Type             Unit       Qty.      Mo.
                                  3 1BD/1BH           790       44      $655       1 1BD/1BH             700       40     $  655
                                  6 2BD/1.5BH       1,150       26      $820       6 2BD/1.5BH         1,100       40     $  835
                                  7 2BD/2BH         1,074       72      $730       7 2BD/2BH           1,100       80     $  805
                                  9 2BD/2.5BH       1,154       35      $845         3BD/2.5BH         1,700       40     $1,095
                                 11 3BD/2.5BH       1,508       31      $990
  Average Unit Size (SF)         1,102                                             1,140
  Unit Breakdown:                   Efficiency      0%      2-Bedroom      64%        Efficiency      0%      2-Bedroom      60%
                                    1-Bedroom      21%      3-Bedroom      14%        1-Bedroom      20%      3-Bedroom      20%
CONDITION:                       Average                                           Average
APPEAL:                          Average                                           Average
AMENITIES:
  Unit Amenities                  X Attach. Garage    X     Vaulted Ceiling           Attach. Garage    X    Vaulted Ceiling
                                  X Balcony           X     W/D Connect.            X Balcony           X    W/D Connect.
                                    Fireplace                                       X Fireplace
                                  X Cable TV Ready                                  X Cable TV Ready
  Project Amenities               X Swimming Pool                                   X Swimming Pool
                                    Spa/Jacuzzi             Car Wash                  Spa/Jacuzzi            Car Wash
                                    Basketball Court        BBQ Equipment           X Basketball Court  X    BBQ Equipment
                                    Volleyball Court        Theater Room              Volleyball Court       Theater Room
                                    Sand Volley Ball        Meeting Hall              Sand Volley Ball       Meeting Hall
                                    Tennis Court            Secured Parking         X Tennis Court           Secured Parking
                                    Racquet Ball      X     Laundry Room              Racquet Ball           Laundry Room
                                    Jogging Track           Business Office           Jogging Track          Business Office
                                  X Gym Room                                        X Gym Room
OCCUPANCY:                       75%                                               89%
LEASING DATA:
  Available Leasing Terms        6 to 15 Months                                    3 to 24 Months
  Concessions                    One months free on a 12 month lease               Reduced rent $100 to $125 off
  Pet Deposit                    $250                                              $250
  Utilities Paid by Tenant:       X Electric          X     Natural Gas              X Electric         X    Natural Gas
                                    Water                   Trash                    X Water                 Trash
  Confirmation                   Michelle Harris                                   Pam Young
  Telephone Number               919-380-9595                                      919-467-7171
NOTES:                           None                                              None
  COMPARISON TO SUBJECT:         Superior                                          Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1               COMPARABLE R-2            COMPARABLE R-3
    ARCHSTONE @ PRESTON            CROSS TIMBERS            LEGENDS @ PRESTON
 1100 Cameron Chase Drive   900 Golden Horseshoe Circle   1000 Stony Creek Court
       Morrisville,                Morrisville,                Morrisville,
     North Carolina               North Carolina              North Carolina

         [PICTURE]                     [PICTURE]                [PICTURE]

      COMPARABLE R-4                 COMPARABLE R-5
     CRABTREE CROSSING                 TREYBROOKE
  100 Walnut Forest Lane          201 Treybrooke Drive
Morrisville, North Carolina   Morrisville, North Carolina

         [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and J. Chad Walker provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Frank Fehribach
                                                -----------------------
                                                 Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       North Carolina Temporary Practice Permit
                                                         #2578

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT E
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

   Valuation             Mr. Fehribach has experience in valuations for resort
                         hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                         Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

   Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                University of Texas - Arlington
                           Master of Science - Real Estate
                         University of Dallas
                           Master of Business Administration - Industrial
                         Management
                           Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

STATE CERTIFICATIONS   State of Arizona, Certified General Real Estate
                       Appraiser,
                       #30828
                       State of Arkansas, State Certified General Appraiser,
                       #CG1387N
                       State of Colorado, Certified General Appraiser,
                       #CG40000445
                       State of Georgia, Certified General Real Property
                       Appraiser,
                       #218487
                       State of Michigan, Certified General Appraiser,
                       #1201008081
                       State of Texas, Real Estate Salesman License, #407158
                       (Inactive)
                       State of Texas, State Certified General Real Estate
                       Appraiser,
                       #TX-1323954-G

 PROFESSIONAL          Appraisal Institute, MAI Designated Member
 AFFILIATIONS          Candidate Member of the CCIM Institute pursuing Certified
                       Commercial Investment Member (CCIM) designation

  PUBLICATIONS         "An Analysis of the Determinants of Industrial Property
                         -authored with Dr. Ronald C. Rutherford and
                       Dr. Mark Eakin, The Journal of Real Estate Research, Vol.
                       8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
HUNTINGTON ATHLETIC CLUB, MORRISVILLE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.